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                                                                    Exhibit 99

                                March 28, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

     This is to confirm that our auditor, Arthur Andersen LLP ("Andersen"), has represented to us that its audit of the consolidated financial statements of USA Education, Inc. and subsidiaries as of December 31, 2001 and for the year then ended was subject to Andersen's quality control system for the U.S. accounting and auditing practice, to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                                   Sincerely,
                                   USA Education, Inc.

                                   By: /s/ John F. Remondi
                                      --------------------
                                           John F. Remondi